Exhibit 16.1

April 19, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Spectra Energy Partners, LP’s Form 8-K dated April 19, 2017, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs

Yours truly,

/s/ DELOITTE & TOUCHE LLP